                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        PAPERCLIP IMAGING SOFTWARE, INC.



           ---------------------------------------------------------
                  Adopted in accordance with the provisions of
                     Section 242 of the General Corporation
                          Law of the State of Delaware
           ---------------------------------------------------------

         We, William Weiss, Chief Executive Officer, and Michael Suleski, Secretary, of PAPERCLIP IMAGING SOFTWARE, INC., hereby certify as follows:

         FIRST: That the Certificate of Incorporation of said corporation is hereby amended as follows:

         By striking out the whole of Articles FIRST and FOURTH thereof as they now exist and inserting in their place the following:

         "FIRST": The name of the corporation is: PAPERCLIP SOFTWARE, INC.

         "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 30,000,000 shares of Common Stock, par value $.01 per share."

         SECOND: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote

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of the holders of note less than a majority of the outstanding stock entitled to vote thereon at the annual meeting of shareholders.

         IN WITNESS WHEREOF, we have signed this certificate this 29th day of August, 1996.


                                       /s/ William Weiss
                                       William Weiss, Chief Executive Officer


                                       /s/ Michael Suleski
                                       Michael Suleski, Secretary


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